Exhibit 10.1

PERFORMANCE STOCK AWARD AGREEMENT UNDER
THE MICROSOFT CORPORATION 2026 STOCK PLAN

Award Number <<GrantIdentifier>>

This Award Agreement, including Schedule A hereto, sets forth the terms and conditions of an award (the “Award”) of performance stock awards (“PSAs”) awarded to <<FullName>> (“Awardee”) by Microsoft Corporation (the “Company”) in the exercise of its sole discretion under the Microsoft Corporation 2026 Stock Plan (the “Plan”) and pursuant to the Microsoft Corporation Executive Incentive Plan on <<GrantDate>> (the “Award Date”). Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to them in the Plan.

1. Award. (a) The Award is earned over a performance period beginning July 1, 20XX and ending June 30, 20XX (the “Performance Period”). Under the Award, the number of shares that may be earned at target performance for the Performance Period is <<PSATargetShares>> (“Target Award”), and the maximum number of shares that may be earned for the Performance Period is XXX% of the Target Award. At the end of the Performance Period, the Committee (as that term is defined in Section 2(g) of the Plan) will determine the number of PSAs earned under the Award as set forth in Section 2 (these earned PSAs are the “Earned PSAs”).

(b) The PSAs represent the Company’s unfunded and unsecured promise to issue Shares at a future date, subject to the terms of this Award Agreement and the Plan. Awardee has no rights under the PSAs other than the rights of a general unsecured creditor of the Company.

2. Earned PSAs. Within 90 days following the close of the Performance Period, the Committee shall determine the number of Earned PSAs pursuant to Schedule A; provided that in no event may the number of Earned PSAs exceed the maximum amount specified in Section 1(a). The date the Committee makes the determination of the number of Earned PSAs is the “Determination Date” for the Performance Period.

3. Vesting of PSAs. Earned PSAs shall vest on the first NASDAQ Stock Market regular trading day that is on or after the Determination Date, subject to the terms of this Award Agreement and the Plan and provided that Awardee remains in Continuous Status through the last day of the Performance Period.

4. Termination. Unless terminated earlier under Section 5 below, an Awardee’s rights under this Award Agreement with respect to the PSAs under this Award Agreement shall terminate at the time the PSAs are converted into Shares and distributed to Awardee.

5. Termination of Awardee's Continuous Status. Except as otherwise specified in Sections 6 or 7 below, in the event of termination of Awardee's Continuous Status before the end of the Performance Period, Awardee’s rights under this Award Agreement in any unvested PSAs shall terminate. For the avoidance of doubt, an Awardee’s Continuous Status also terminates if and at the time Awardee’s actual employer ceases to be the Company or a Subsidiary.

6. Disability or Death of Awardee. (a) Notwithstanding the provisions of Section 5 above, in the event of termination of Awardee's Continuous Status as a result of Total and Permanent Disability (as that term is defined in Section 2(cc) of the Plan) before the end of the Performance Period, the Awardee shall become immediately vested in the Target Award.

(b) Notwithstanding the provisions of Section 5 above, if at the time of Awardee’s death before the end of the Performance Period he or she is in Continuous Status [(including pursuant to Section 7(a) below)], the Awardee shall become immediately vested in the Target Award. [If Awardee vests in the Target Award pursuant to Section 6(b), then no vesting shall occur pursuant to the Retirement vesting provisions of Section 7(a).]

7. [For Retirement Awards] Vesting after termination of employment. (a) [Retirement. Notwithstanding the provisions of Section 5 above, in the event of Awardee's Retirement, Awardee shall be treated as being in Continuous Status through the periods in Section 3 above; provided that any Earned PSAs shall be prorated, so that the number of PSAs that vest shall be calculated by multiplying the number of Earned PSAs by (i) the number of calendar months in which Awardee was in Continuous Service (including partial months) from the beginning of the Performance Period to the date of Awardee’s Retirement, divided by (ii) the number of calendar months (including partial months) in the Performance Period. For this purpose, "Retirement" means termination of Continuous Service with the Company or a Subsidiary after the earlier of (a) age 65, or (b) attaining age 55 and 15 years of Continuous Service, provided that immediately prior to termination of employment Awardee is employed by the Company (or a Subsidiary) in the United States and that such termination of employment is not due to Awardee’s Total and Permanent Disability.

This Section 7 will only apply to a Retirement if (a) the Retirement occurs more than one year after the beginning of the Performance Period, (b) Awardee executes a release in conjunction with the Retirement in the form provided by the Company, and (c) during, and for one year following termination of Awardee’s Continuous Status, Awardee has not engaged in misconduct (as determined in the sole discretion of the Company’s senior corporate officer in charge of the Human Resources department), including but not limited to (a) misconduct in violation of Company policy or that leads to a breach of Awardee’s Employee Agreement and (b) misconduct that adversely affects the Company’s interests or reputation.

For purposes of this Award Agreement, “Continuous Service” means that Awardee has continuously remained an employee of the Company or a Subsidiary, measured from Awardee’s “most recent hire date” as reflected in the Company records. For an Awardee who became an employee of the Company or a Subsidiary following the acquisition of Awardee’s employer by the Company or a Subsidiary, and has continuously remained an employee of the Company or a Subsidiary since such acquisition, service with the acquired employer shall count toward Continuous Service for purposes of determining Retirement eligibility, and Continuous Service shall be measured from Awardee’s most recent acquired company hire date as reflected in the Company’s records.

(b)] [Vesting Under Severance Plan] Awardee may vest in PSAs following Awardee’s termination of Continuous Status to the extent provided in a Company severance benefit plan, including the Senior Executive Severance Benefit Plan. In no event, however, shall any continued vesting under a Company severance benefit plan change the time of payment specified under this Award Agreement.

8. Value of Unvested PSAs. In consideration of the Award of these PSAs, Awardee agrees that upon and following termination of Awardee's Continuous Status for any reason (whether or not in breach of applicable laws), and regardless of whether Awardee is terminated with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s Continuous Status was terminable only for cause or only with notice or pre-termination procedure, any unvested PSAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

9. Conversion of PSAs to Shares; Responsibility for Taxes. (a) Provided Awardee has satisfied the requirements of Section 9(b) below, on the vesting of any Earned PSAs (including any continued vesting that may apply pursuant to Section 7 above), the vested Earned PSAs shall be converted into an equivalent number of Shares that will be distributed to Awardee (or Awardee’s legal representative, if applicable) within 60 days after the date of the applicable vesting event set forth in Section 3 or 6 hereof (but in no event prior to the Determination Date, except in the event of accelerated vesting under Section 6 above). Notwithstanding the foregoing provisions of this Section 9(a), to the extent that the PSAs are exempt or otherwise not subject to Section 409A, the Earned PSAs may be converted into an equivalent number of Shares that will be distributed to Awardee within the period contemplated by the “short-term deferral exception” of Section 409A.The distribution to Awardee, or in the case of Awardee’s death, to Awardee’s legal representative (or Awardee’s beneficiary, if one has been designated in accordance with procedures designated by the Company), of Shares in respect of the vested Earned PSAs shall be evidenced by means that the Company determines to be appropriate.

In the event ownership or issuance of Shares is not feasible due to applicable exchange controls, securities regulations, tax laws or other provisions of applicable law, as determined by the Company in its sole discretion, Awardee or in the event of Awardee’s death, Awardee’s legal representative (or designated beneficiary, if applicable), shall receive cash proceeds in an amount equal to the value of the Shares otherwise distributable to Awardee, as determined by the Company in its sole discretion, net of amounts withheld in satisfaction of the requirements of Section 9(b) below. Alternatively, except as would result in a violation of Code Section 409A, the Company may decide to defer vesting of the PSAs and/or issuance of the Shares if such vesting or issuance is required or advisable to comply with Company policies or applicable laws, rules, or regulations as determined by the Company in its sole discretion. Lastly, the Company may decide, in its sole discretion, to cancel the PSAs if it determines, in its sole discretion that the Company’s policies and/or applicable laws, rules, or regulations require this cancellation or make it advisable.

(b) Regardless of any action the Company or Awardee’s actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefit tax, payment on account, or other tax-related withholding items (“Tax-Related Items”) that arise in connection with the PSAs, Awardee acknowledges and agrees that the ultimate liability for any Tax-Related Items determined by the Company in its discretion to be legally due by Awardee, is and remains Awardee’s responsibility. Awardee acknowledges and agrees that the Company and/or Awardee’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSAs, including the grant of the PSAs, the vesting of Earned PSAs, the conversion of Earned PSAs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSAs to reduce or eliminate Awardee’s liability for any Tax-Related Items. If Awardee has relocated to a different jurisdiction after the Award Date, Awardee acknowledges that the Company and/or Awardee’s actual employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with the relevant taxable or tax-withholding event, as applicable, Awardee shall pay, or make adequate arrangements satisfactory to the Company or to Awardee’s actual employer (in their sole discretion) to satisfy all obligations for Tax-Related Items. In this regard, except where applicable law prohibits or makes it inadvisable, until otherwise determined by the Company, the standard process for the satisfaction of withholding obligations or rights for an Awardee’s Tax-Related Items shall be for the Company to withhold in whole or fractional Shares (up to such amount determined by the Company as not resulting in negative accounting consequences for the Company)Alternatively, or in addition, Awardee authorizes the Company , at its sole discretion, to satisfy the Company’s and/or any Subsidiary’s withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (i) sell or arrange for the sale of Shares to be issued upon the vesting of Earned PSAs or other event (on Awardee’s behalf and at Awardee’s direction pursuant to this authorization without further consent) and withhold from the sales proceeds, (ii) withhold from Awardee’s wages or other cash compensation payable to Awardee by the Company, Awardee’s actual employer or any other Subsidiary, (iii) withhold from proceeds of a voluntary sale by Awardee of Shares acquired upon vesting of the PSAs, and/or (iv) any other method as determined by the Company to be in compliance with applicable law and the Plan. Notwithstanding anything herein to the contrary, in the case of individuals subject to Section 16 of the Exchange Act of 1934, as amended, all Tax-Related Items shall only be satisfied by Share withholding (as described above) or such other procedure specifically approved by the Committee in resolutions.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum rates applicable in Awardee's jurisdiction(s). In the event of over-withholding, Awardee may receive a refund of any over-withheld amount in cash through Awardee’s actual employer’s normal payroll processes (with no entitlement to the equivalent in Shares) or, if not refunded, Awardee may seek a refund from the local tax authorities. In the event of under-withholding, Awardee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or Awardee’s actual employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, Awardee will be deemed to have been issued the full number of Shares subject to the Earned PSAs, notwithstanding that a number of vested Shares are held back solely for the purpose of paying the Tax-Related Items. Awardee shall pay to the Company or to Awardee’s actual employer any amount of Tax-Related Items that the Company or Awardee’s actual employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means described. The Company may refuse to deliver Shares to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax-Related Items as described in this Section 9(b).

(c) In determining the number of Shares that vest on any given date, the Company shall round the Shares down to the nearest whole Share and any remaining fraction of a Share will be included in a subsequent vest date. Notwithstanding the foregoing, fractional Shares may be delivered as a result of fractional Share tax withholding pursuant to Section 9(b) above

(d) Until the distribution to Awardee of the Shares in respect of the vested Earned PSAs is evidenced by deposit in Awardee’s brokerage account, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the vesting of Earned PSAs. The Company shall cause the distribution to Awardee to occur upon the vesting of Earned PSAs in accordance with Section 9(a) above. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the Shares, except as provided in the Plan.

(e) By accepting the Award of PSAs evidenced by this Award Agreement, Awardee agrees not to sell any of the Shares received on account of vested Earned PSAs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary, and may apply even after Continuous Status ends if required under applicable law or Company policies.

10. Non-Transferability of PSAs. Awardee’s right in the PSAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. PSAs shall not be subject to execution, attachment or other process.

11. Acknowledgment of Nature of Plan and PSAs. In accepting the Award, Awardee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Award of PSAs is voluntary and occasional and does not create any contractual or other right to receive future awards of PSAs or other awards, or benefits in lieu of PSAs even if PSAs have been awarded repeatedly in the past;

(c) all decisions with respect to PSAs or other future awards, if any, will be at the sole discretion of the Company;

(d) Awardee’s participation in the Plan is voluntary;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if Awardee receives Shares, the value of the Shares acquired on vesting of Earned PSAs may increase or decrease in value;

(g) notwithstanding any terms or conditions of the Plan to the contrary and consistent with Section 5 above, in the event of termination of Awardee's Continuous Status under circumstances where Section 7 above does not apply (whether or not in breach of applicable laws), Awardee's right to receive PSAs, if any, will terminate effective as of the date that Awardee is no longer in Continuous Status and will not be extended by any notice period mandated under applicable law. Awardee's right to receive Shares pursuant to any Earned PSAs after termination of Continuous Status, if any, will be calculated as of the date of termination of Awardee's Continuous Status and will not be extended by any notice period mandated under applicable law; or if later, the Determination Date in the event of continued vesting under Section 7 above. The senior corporate officer in charge of the Company’s Human Resources department has the exclusive discretion to determine when Awardee is no longer in Continuous Status for purposes of the award of PSAs; and

(h) Awardee acknowledges and agrees that, regardless of whether Awardee is terminated with or without cause, notice or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s Continuous Status was terminable only for cause or only with notice or pre-termination procedure, Awardee has no right to, and will not bring any legal claim or action for, (a) any damages for any portion of any Earned PSAs that have been vested and converted into Shares, or (b) termination of any unvested PSAs under this Award Agreement.

12. No Employment Right. Awardee acknowledges that neither this Award of PSAs nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confers upon Awardee any right with respect to employment or other service or continuation of current employment with the Company or with Awardee’s actual employer, or to employment or other service that is not terminable at will. Awardee further acknowledges and agrees that neither the Plan nor this Award of PSAs makes Awardee's Continuous Status with the Company or Awardee’s actual employer for any minimum or fixed period, and that this employment is subject to the mutual consent of Awardee and the Company or Awardee’s actual employer, and may be terminated by either Awardee or the Company or Awardee’s actual employer at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

13. Administration. Except as otherwise expressly provided in the Plan, the authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee (as that term is defined in the Plan), and the Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties. References to the Committee in this Award Agreement shall be read to include a reference to any delegate of the Committee acting within the scope of his or her delegation.

14. Plan Governs. Except as provided in Schedule A, this Award Agreement shall be subject to the terms of the Plan and the Executive Incentive Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan and the Executive Incentive Plan.

15. Notices. Any written notices provided for in this Award Agreement that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Awardee, at Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to PSAs awarded under the Plan or future PSAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. Acknowledgment. By Awardee’s acceptance of this Award Agreement in the manner prescribed by the Company, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement (including the policy referenced in Section 24) and the Plan. Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and in the other documents referenced in the preceding sentence, as the latter may be amended from time to time in the Company’s sole discretion.

Awardee further acknowledges that Awardee must accept this Award Agreement in the manner prescribed by the Company no later than the earlier of the first anniversary of Award Date or the first vesting date specified in Section 2(a) above.

18. Board Approval. These PSAs have been awarded pursuant to the Plan and accordingly this Award of PSAs has been approved by an authorized Committee or the Board of Directors. If this Award of PSAs has not already been approved, the Company agrees to submit this Award for approval as soon as practical. If this approval is not obtained, this Award is null and void.

19. Governing Law and Venue. This Award Agreement shall be governed by the laws of the State of Washington, U.S.A., without regard to Washington laws that might cause other law to govern under applicable principles of conflicts of law. For purposes of litigating any dispute that arises under this Award of PSAs or this Award Agreement the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, and agree that such litigation shall be conducted solely in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this Award of PSAs is made and/or to be performed.

Awardee and the Company agree to resolve any dispute, claim, or controversy relating to this Award Agreement between each other, including claims against the Company’s subsidiaries, and the current and former officers, directors, or employees of any of them (collectively “the Company”), in the manner specified in this Section 19. The Company and its affiliates, and Awardee, are referred to below as “parties.”

The parties agree to first attempt to resolve all disputes through informal negotiations. The party asserting the dispute shall provide written notice to the other party describing with specificity the nature of the dispute. Written notice to Awardee shall be delivered to Awardee’s home address appearing in the Company’s records. Written notice to the Company shall be delivered to the attention of its General Counsel. Within five days after delivery of the written notice, the other party shall respond in writing stating its position.

If the parties are unable to resolve the dispute through informal negotiations, the parties agree to resolve all disputes by binding arbitration before a single qualified mutually selected arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. If the parties are unable to agree on an arbitrator, each party shall select a representative and those two representatives shall select a qualified arbitrator who shall preside over the arbitral proceeding. The party initiating the arbitration normally shall bear the burden of proof and normally must prove any actual damages sought, but these proof issues will be determined by applicable law. The prevailing party shall be entitled to reasonable attorney’s fees and costs to the extent consistent with applicable law. The Company shall pay the arbitration costs, including the administrative fees and the arbitrator’s fees and expenses. The arbitrator shall issue a written decision within fifteen days of the end of the hearing. The decision of the arbitrator shall be final and binding and may be enforced and a judgment entered in any court of competent jurisdiction. The arbitration itself, and all testimony, documents, briefs and arguments therein, shall be kept confidential. This Section 19 shall survive the employer-employee relationship between the Company and Awardee.

20. Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

21. Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee.

22. Complete Award Agreement and Amendment. This Award Agreement (including the policy referenced in Section 24) and the Plan constitute the entire agreement between Awardee and the Company regarding PSAs. Any prior agreements, commitments or negotiations concerning these PSAs are superseded. This Award Agreement may be amended only by written agreement of Awardee and the Company, without consent of any other person, provided that no consent is necessary to an amendment that in the reasonable judgment of the Committee confers a benefit on Awardee. Awardee agrees not to rely on any oral information regarding this Award of PSAs or any written materials not identified in this Section 22.

23. Code Section 409A. This Award Agreement shall be interpreted, operated, and administered in a manner so as not to subject Awardee to the assessment of additional taxes or interest under Code section 409A, and this Award Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest. Payments under this Award Agreement may be made within any period as permitted in compliance with Section 409A. In addition, notwithstanding any provision herein to the contrary, in the event that following the Award Date, the Committee (including any delegate thereof) determines that it may be necessary or appropriate to do so, the Committee may adopt such amendments to the Plan and/or this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Plan and/or the PSAs from the application of Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Award, or (b) comply with the requirements of Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Committee to adopt any such amendment, policy or procedure or take any such other action. Any payments hereunder to be made upon or following an Awardee’s termination of employment shall be made upon or following the Awardee’s “separation from service” (within the meaning of Section 409A) to extent necessary to avoid the imposition of taxation under Code section 409A. No payment hereunder shall be made to Awardee during the six (6)-month period following Awardee’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amount at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, Awardee’s death), the Company shall pay to Awardee (or to Awardee’s legal representative or estate) the cumulative amounts that would have otherwise been payable to Awardee during such period, without interest. The Committee makes no representation that any of the PSAs or amounts received under this Award Agreement will be exempt from or comply with Section 409A and makes no undertaking to prevent Section 409A from applying to any such PSAs or amounts. An Awardee will be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

24. Compensation Recovery.

In accepting the Award, Awardee acknowledges, understands and agrees that the PSAs, and other incentive or performance-based compensation Awardee receives or has received from the Company, are subject to (a) the Company’s Executive Compensation Recovery Policy (as may be amended from time to time), (b) any other recoupment policies that the Company adopts, and/or (c) any recoupment policy prescribed by applicable law, in each case, to the extent Awardee is covered by such policies or law. Further, any clawback, recovery or recoupment under this section can be made by withholding compensation otherwise due to Awardee, by cancelling vested but unpaid PSAs, by reacquiring any previously issued Shares or other cash or property, or by such other means determined appropriate by the Committee.

MICROSOFT CORPORATION